EXHIBIT 99.1

A.M. CASTLE & CO.	1420 Kensington Road, Ste220 Oak Brook, Illinois 60523 (847) 455-7111 (847-241-8171 (Fax)

For Further Information:

—————AT THE COMPANY—————	—————AT ASHTON PARTNERS————
Scott F. Stephens	Analyst Contacts
Interim Chief Executive Officer	Katie Pyra
Vice President-Finance & CFO	(312) 553-6717
(847) 349-2577	Email: katie.pyra@fd.com
Email: sstephens@amcastle.com

Traded: NYSE (CAS)
Member: S&P SmallCap 600 Index

FOR IMMEDIATE RELEASE
FRIDAY, AUGUST 31, 2012

A. M. CASTLE & CO. ADOPTS SHAREHOLDER RIGHTS PLAN

OAK BROOK, IL., August 31st -- A. M. Castle & Co. (NYSE: CAS), a global distributor of specialty metal and plastic products, value-added services and supply chain solutions, announced that its Board of Directors has adopted a Shareholder Rights Plan (the “Rights Plan”) and declared a dividend of one right for each outstanding share of its common stock.

A. M. Castle’s Board of Directors has implemented the Rights Plan to reduce the likelihood that any person or group would gain control of the Company by open market accumulation or other coercive takeover tactics without paying a control premium for all shares. The Board believes that the Rights Plan will enable all shareholders to realize the long-term value of their investment by safeguarding the Board’s ability to continue to evaluate and take actions that will create value for shareholders.

Pursuant to the Rights Plan, the Company is issuing one preferred stock purchase right for each share of common stock outstanding at the close of business on September 11, 2012.  Initially, these rights will not be exercisable and will trade with the shares of the Company’s common stock.

Under the terms of the Rights Plan, the rights will be exercisable if a person or group, without Board approval, acquires 10% or more of A. M. Castle’s common stock (including in the form of synthetic ownership through derivative positions) or announces a tender offer that would result in the ownership of 10% or more of A. M. Castle’s common stock.  In these circumstances, each holder of a right (other than the acquiring person, whose rights will become void and will not be exercisable) will be entitled to purchase, at the then-current exercise price of the right, additional shares of A. M. Castle common stock having a value of twice the exercise price of the right.  In addition, if the Company is involved in a merger or other business combination transaction with another person after which its common stock does not remain outstanding, each right will entitle its holder to purchase, at the then-current exercise price of the right, shares of common stock of the ultimate parent of such other person having a market value of twice the exercise price of the right.

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The Rights Plan grandfathers any person or group owning 10% or more of A. M. Castle’s common stock immediately prior to the issuance of this press release.  The Simpson Holders (as defined in the Rights Plan) are grandfathered under this provision, but only for so long as their beneficial ownership does not exceed 28% of the Company’s common stock.  Any other existing 10% holder is also grandfathered, but only for so long as its beneficial ownership does not increase by more than 0.5% above such existing ownership position of the Company’s common stock.  However, the rights will be exercisable if any such person acquires beneficial ownership in excess of these limitations.

The Rights Plan will expire on August 30, 2013.  A. M. Castle’s Board generally may redeem the rights prior to the tenth day following the first public announcement of the acquisition by a person or group of 10% or more of its common stock.  Further details of the Rights Plan will be contained in a Form 8-K to be filed by the Company with the Securities and Exchange Commission.

In connection with the adoption by of the Rights Plan, Citigroup acted as financial advisor and McDermott Will & Emery acted as legal advisor to A. M. Castle.

About A. M. Castle & Co.
Founded in 1890, A. M. Castle & Co. is a global distributor of specialty metal and plastic products and supply chain services, principally serving the producer durable equipment, oil and gas, commercial aircraft, heavy equipment, industrial goods, construction equipment, retail, marine and automotive sectors of the global economy.  Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a variety of industries.  Within its metals business, it specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon.  Through its wholly-owned subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-added industrial plastics.  Together, Castle and its affiliated companies operate out of more than 60 locations throughout North America, Europe and Asia.  Its common stock is traded on the New York Stock Exchange under the ticker symbol "CAS".

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